Exhibit 10.1

January 11, 2017

Mary Margaret H. Georgiadis

[Address Omitted]

Dear Margo,

We are pleased to offer you the position of Chief Executive Officer of Mattel, Inc. (the “Company” or “Mattel”), effective as of February 8, 2017 (the “Effective Date”) on the terms set forth in this letter. As Mattel’s Chief Executive Officer, you will report directly to the Chairman of the Board of Directors of the Company (the “Board”) and the Board and devote your full business time and attention to the business and affairs of the Company except as otherwise approved by the Board or set forth in this letter. Your primary work location will be the Company’s El Segundo headquarters. You will also be appointed to serve as a member of the Board as of the Effective Date or as soon as practicable on or following the Effective Date. You may continue your existing external public board of director and charitable or community organization commitments as you have disclosed in writing to the Company prior to the date hereof, and in the event you cease to serve on such existing public external boards, you shall be permitted to serve on one external public board, subject to the approval of the Board.

BASE SALARY

As of the Effective Date, your annualized base salary for service as Chief Executive Officer will be $1,500,000, payable on a biweekly basis less applicable federal and state taxes and other required withholdings. The Compensation Committee of the Board (the “Compensation Committee”) will review your base salary on a periodic basis, but not less than annually, consistent with the Company’s compensation review practices. During the course of such review, the Compensation Committee may increase, but not decrease, your base salary as it deems appropriate. You will not be entitled to any additional compensation for your services as a member of the Board.

MATTEL INCENTIVE PLAN

You will be eligible to participate in the Mattel Incentive Plan (“MIP”), which is our way of rewarding our employees for achieving success. The MIP is an annual, cash bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance. You are eligible for a target MIP award of 150% of your base salary, up to a maximum of 300%. The amount of your actual award, will be determined by the Compensation Committee and will be based on achievement of pre-established performance targets, as established by the Compensation Committee. For the 2017 performance period, your MIP payout, shall be no less than $1,500,000. Awards are typically paid during the first quarter of the following year and, in any event, by March 15 of the following year.

STOCK – EQUITY GRANTS

Make-Whole Equity Grant

On the Effective Date, which will be the grant date, you will receive a number of restricted stock units (“RSUs”), as a make-whole grant, equal to $14,000,000 divided by the average of the closing trading prices of the Company’s common stock over the twenty (20) consecutive trading days ending on the date immediately prior to the grant date.

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During your employment with the Company, the RSUs will vest in equal installments monthly over the one-year period following the grant date. In the event of a termination of your employment (i) by the Company without Cause, (ii) by you for Good Reason, or (iii) due to your death or permanent disability, the RSUs, to the extent then outstanding and unvested, will vest in full.

•	As the RSUs vest, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.

New Hire Equity Grant

On the Effective Date, which will be the grant date, you will receive two new hire equity grants as follows:

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Restricted Stock Units:    A grant of a number of RSUs equal to $5,500,000 divided by the average of the closing trading prices of the Company’s common stock over the twenty (20) consecutive trading days ending on the date immediately prior to the grant date.

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The RSUs will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to your continued service with the Company through the applicable vesting date. In the event of a termination of your employment (i) by the Company without Cause, (ii) by you for Good Reason, or (iii) due to your death or permanent disability, the RSUs, to the extent then outstanding and unvested, will vest in full.

–	As the RSUs vest, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.

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Stock Option: A stock option grant to purchase a number of shares of Mattel stock equal to $5,500,000 divided by a Black-Scholes value determined by using the average of the closing trading prices of the Company’s common stock over the twenty (20) consecutive trading days ending on the date immediately prior to the grant date.

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The stock option grant will vest 50% on the second anniversary of the grant and 50% on the third anniversary of the grant date, subject to your continued service with the Company through the applicable vesting date. In the event of a termination of your employment (i) by the Company without Cause, (ii) by you for Good Reason, or (iii) due to your death or permanent disability, the option grant, to the extent then outstanding and unvested, will vest in full and will remain exercisable until the earlier to occur of the third anniversary (or in the event of a termination of your employment due to your death or permanent disability, the fifth anniversary) of the termination date or the expiration of the term of the option.

–	The exercise price of the stock options will equal the closing price of Mattel stock on the grant date.

Please note this is a summary of your new hire and make-whole equity grants, and you will be required to accept online the equity grant agreements that set forth the terms and conditions that govern your equity grants.

Long-Term Incentive Equity Grants

The Company’s current portfolio approach to long-term incentives (“LTI”) is comprised of performance-based RSUs (“Performance Units”) under our Long-Term Incentive Program (“LTIP”), RSUs and stock options. Your 2017 LTI grant value will be $8,250,000, delivered 33.3% each in Performance Units, RSUs and stock options, subject to requisite Compensation Committee approvals. In the event of an involuntary termination without Cause or resignation for Good Reason, the number of Performance Units earned under the 2017-2019 LTIP cycle shall be determined based on actual achievement of the performance measures for the performance cycle, as determined by the Compensation Committee, and settled following the Compensation

Committee’s certification of the performance measures in the fiscal year following the end of the performance cycle in accordance with the terms of the LTIP. Thereafter, your LTI values may vary each year as determined by the Compensation Committee.

To the extent that the vesting and/or exercisability provisions set forth above with respect to the awards described under the heading “STOCK – EQUITY GRANTS” are inconsistent with the vesting and/or exercisability provisions in the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Incentive Plan under which such awards are granted, the provisions set forth above shall control with respect to such awards.

STOCK OWNERSHIP

You will be subject to stock ownership guidelines based on a multiple of base salary. Currently, the guidelines call for a stock ownership requirement equal to six times your base salary. You must meet this requirement within five years of the Effective Date.

PERQUISITES

You will be eligible to receive a monthly automobile allowance in the amount of $2,000 for your automobile expenses, including mileage, gasoline, maintenance and insurance, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings. You will also be eligible to receive financial counseling services from a Mattel selected company or you may elect to receive reimbursement from Mattel of up to $10,000 per year, less applicable federal and state taxes and other required withholdings, for financial counseling services through a company of your choice. You will also be eligible to receive a comprehensive physical examination annually.

DEFERRED COMPENSATION

You will be eligible to participate in the Mattel, Inc. Deferred Compensation & PIP Excess Plan. Under this plan, you may elect to defer a portion of your salary or annual MIP bonus, with various investment and payment options available. Additional information regarding this plan will be provided to you separately.

BENEFITS AND EMPLOYEE PROGRAMS

The Company offers a comprehensive benefits package and an extensive array of valuable programs and services designed to help our employees create a healthy lifestyle, build a financial future and enhance work/life balance.

Health and Welfare

The following is a brief outline of the health and welfare benefits in which you and your qualified dependents, if applicable, will be eligible to participate in as of the Effective Date, with the exception of short & long-term disability insurance, which are available upon the successful completion of your first 90 days of employment.

Medical	Life Insurance

Dental	Accidental Death & Dismemberment

Vision	Business Travel Coverage

Prescription	Short & Long-Term Disability

You will receive information about your health and welfare benefits separately.

Retirement/401(k)

Mattel provides eligible employees the opportunity to participate in a 401(k) retirement program that provides a variety of investment options. You will be automatically enrolled in the Mattel, Inc.

Personal Investment Plan (“PIP”), which is a 401(k) savings/retirement plan, if you are age 20 or older. The PIP currently offers both Mattel automatic and matching contributions as follows:

•	Mattel Automatic Contributions: Mattel will make automatic contributions to your account ranging from 3% to 7% of your salary, based on your age.

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Employee Contributions: The PlP allows for voluntary employee contributions up to 80% of your eligible compensation, subject to IRS limitations. You will be initially enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched 50% by Mattel. This contribution will begin automatically within about 45 days of your hire date. You will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck and may make changes anytime.

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Mattel Matching Provision: Mattel will match your contributions 50% up to the first 6% of your eligible compensation. If you elect an employee contribution of at least 6%, you will receive the maximum Mattel matching contribution.

You will receive more details regarding your contribution and investment options.

RELOCATION ASSISTANCE

The Company will provide services to assist you with your move to southern California. For the transition period beginning immediately following the Effective Date and no later than September 30, 2017, you will be provided temporary accommodations, one round-trip airfare per week, and expense reimbursement for incidentals consistent with the Company’s travel and expense rules. For a two-year period following the Effective Date, you will be eligible for relocation assistance, including full relocation of your household goods and necessary storage.

With respect to relocation services, if within one year of your relocation date, you choose to voluntarily terminate your employment with the Company, or you are discharged for “Cause” as defined below, you agree to reimburse the Company within 30 days of your termination date for any relocation expenses incurred by the Company on your behalf.

SEVERANCE

You will be a participant in the Mattel, Inc. Executive Severance Plan B (the “Severance Plan”) as modified by the terms of your participation letter agreement (the “Participation Letter Agreement”) in the form attached hereto as Appendix I and subject to the terms and conditions thereof. The modifications set forth in the attached Participation Letter Agreement shall control over any inconsistent provisions in the Severance Plan.

DEFINITIONS

“Cause” shall mean (i) your willful neglect of significant duties you are required to perform or your willful violation of a material Company policy; (ii) the commission by you of a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) your willful act or omission in the course of your employment which constitutes gross negligence; or (iv) your willful failure to obey a lawful direction of the Board; provided that, in each of (i) through (iv) above, unless the described activity cannot be cured, corrected or ceased, you have received written notice of the described activity, have been afforded a reasonable opportunity to cure or correct the activity described in the notice, and have failed to substantially cure, correct or cease the activity, as appropriate. However, to the extent you act in good faith with the reasonable belief that your conduct was in the best interest of the Company, such conduct shall not constitute Cause.

“Good Reason” shall mean your good faith determination that any one or more of the following have occurred without your express written consent, provided that (i) you provide the Company with written notice of the Good Reason event within ninety (90) days of the initial existence of such event and (ii) such event is not remedied by the Company within thirty (30) days following the delivery of written notice of such Good Reason event:

(a)    any material diminution in your duties, authority or responsibilities as Chief Executive Officer;

(b)     the Company’s material reduction of your base salary or target bonus opportunity, as in effect on the Effective Date or as the same may be increased from time to time;

(c)     any other action or inaction that constitutes a breach by the Company of the Participation Letter Agreement or Section 12(a) of the Severance Plan; or

(d)     any failure by the Company to obtain the assumption and agreement to perform the Severance Plan by a successor as contemplated by Section 13 of the Severance Plan, except where such assumption and agreement occurs by operation of law; or

(e)     any relocation of your principal office by more than 50 miles from its current location in El Segundo, California.

LEGAL FEES

The Company will reimburse you for up to $10,000 in legal fees actually incurred by you in connection with the review and negotiation of this letter on or prior to the Effective Date. The Company will reimburse such legal fees in 2017 as soon as practicable following your delivery to the Company of documentation reasonably satisfactory to the Company evidencing such fees.

GOVERNING LAW

Except to the extent governed by Federal law, this letter shall be governed by and construed in accordance with the laws of the State of California, excluding laws relating to conflicts or choice of law.

GENERAL INFORMATION

This letter is only a summary of your compensation, benefit and employee program offerings. More details and plan provisions are provided in our summary plan descriptions, plan documents or program summaries, which govern and are subject to periodic modification and revision in the Company’s discretion (subject to the terms and conditions thereof).

To the extent that any payments or reimbursements provided to you under this letter are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such payments or reimbursements shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

This letter supersedes any prior communications you may have had with Company employees and/or representatives, and reflects the entire understanding between you and the Company, regarding the terms of employment being offered to you. No Company employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party. If the Company (in its sole discretion) determines that your confirmation may be inaccurate for any reason, it can be a basis for terminating your employment with Cause. By signing below, you agree to indemnify the Company and the Mattel family of companies against any claims that may be brought against such companies relating to any allegation that you violated any contract or arrangement between you and such third party.

The terms of this letter do not constitute a contract of employment for a definite term, and do not obligate the Company to employ you, or you to work for the Company, for any particular period of time. Your employment with the Company will be “at will,” and both you and the Company have the right to terminate your employment at any time, for any or no reason, with or without prior notice or Cause. The at-will relationship cannot be changed by any person, statement, act, series of events, or pattern of conduct, but only by express, individual written employment agreement signed by a duly authorized member of the Compensation Committee or the Chief Human Resources Officer of Mattel. For purposes of clarity, your participation in any stock option, incentive, or benefit program will not be construed as (i) any assurance of continuing employment for any particular period of time, or (ii) a restriction on the Company’s right to terminate your employment with or without prior notice or Cause.

Also, please note that as an executive of the Company, and an officer, you will be considered an Insider for purposes of Mattel’s Insider Trading Policy and are subject to window period restrictions. This means that you are restricted to conducting transactions in Mattel stock ONLY during open window periods. Examples of such transactions include sales of shares underlying a stock option (including sales of shares to generate cash to pay the exercise price) and changes in elections in the Mattel stock fund of Mattel’s 401(k) plan. A copy of the Insider Trading Policy and other related information will be provided to you separately.

In addition, as a condition of your employment, you will need to sign an Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own), certify that you will, at all times, comply with Mattel’s Code of Conduct, and complete a conflict of interest questionnaire. If you would like to review any of these forms before you make your decision to accept our offer, we will be able to provide them.

Margo, we are sincerely pleased to provide you with this offer and very much look forward to you joining the Mattel leadership team.

Please review the terms contained herein and sign below to indicate your understanding and concurrence. Also, note that I have enclosed two copies of this letter so that you can return a signed copy to me and retain one for your records. This letter may be executed in one or more counterparts, including electronically transmitted counterparts, each of which will be deemed an original and all of which together will be considered one and the same instrument.

If I can answer any questions, please do not hesitate to call me.

Sincerely,

/s/ Christopher A. Sinclair
Christopher A. Sinclair
Chairman Board of Directors Mattel, Inc.

Agreed and Accepted:

/s/ Margaret H. Georgiadis 1/11/17
Date